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                            June 10, 2021

       Christopher Oddleifson
       President and Chief Executive Officer
       Independent Bank Corp.
       288 Union Street
       Rockland, MA 02370

                                                        Re: Independent Bank
Corp.
                                                            Registration
Statement on Form S-4
                                                            Filed June 4, 2021
                                                            File No. 333-256810

       Dear Mr. Oddleifson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance